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                                                                    EXHIBIT 23.6

                        CONSENT OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

October 24, 2000

Board of Directors
U.S. Bancorp
U.S. Bank Place
601 Second Avenue South
Minneapolis, MN 55402

Re: Initially Filed Registration Statement of U.S. Bancorp

Ladies and Gentlemen:

Reference is made to our opinion letter dated October 3, 2000 with respect to our opinion as to the fairness from a financial point of view to the holders (other than Firstar (as defined below)) of the outstanding shares of Common Stock, par value $1.25 per share (the "Shares"), of U.S. Bancorp (the "Company") of the exchange ratio of 1.265 shares of Common Stock, par value $1.25 per share, of the surviving corporation in the merger of Firstar Corporation ("Firstar") with and into the Company to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of October 3, 2000, between Firstar and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Opinion of Financial Advisors", "Opinion of U.S. Bancorp's Financial Advisor" and "Appendix D" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

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